Alight Reports Fourth Quarter and Full Year 2022 Results

– Achieved 7.4% full year revenue growth beating guidance of 6-7% –

– Delivered strong full-year BPaaS revenue growth of 44.6% –

– Full year BPaaS bookings grew 44.7% to $871 million beating guidance of $680-700 million –

– Providing 2023 revenue outlook of $3.47 to $3.51 billion (growth of 11% to 12%) and Adjusted EBITDA outlook of $735 to $750 million –

– 83% of Projected 2023 Revenue Under Contract –

LINCOLNSHIRE, IL – February 21, 2023 – Alight (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the fourth quarter and full year ended December 31, 2022.

“Two-years into executing on our three-year plan, we are pleased to be ahead of expectations,” said Chief Executive Officer Stephan Scholl. “Our consistent performance, quarter-over-quarter is a testament to the market opportunity that Alight is uniquely positioned to meet. Through the Alight Worklife® platform we connect the power of data with our products and capabilities across the spectrum of human capital to redefine the future of employee wellbeing. The ability of our platform strategy to bring together the complete employee experience is translating to new client wins like GE and Chipotle. This momentum gives us confidence as we look to 2023, where we expect double-digit revenue growth with improved margins and operating cash flow.”

Fourth Quarter 2022 Highlights (all comparisons are relative to fourth quarter 2021)

•
Increased revenue 9.0% to $942 million
•
Business Process as a Service (BPaaS) revenue grew 61.3% to $171 million, representing 18.2% of total revenue
•
BPaaS bookings on a total contract value basis increased 114.7% to $307 million
•
Net loss of ($66) million compared to net income of $72 million in the prior year period
•
Adjusted EBITDA increased 27.4% to $242 million compared to $190 million a year ago
•
Ended 2022 with 83% of projected 2023 revenue under contract
•
New wins and expanded relationships with companies including GE, Chipotle, and Cintas

Full Year 2022 Highlights (all comparisons are relative to full year 2021)

•
Grew full year revenue 7.4% to $3,132 million ahead of revenue guidance of 6-7%
•
8.6% increase in full year Employer Solutions revenue to $2,718 million with 9.1% growth in subscription revenue
•
BPaaS full year revenue growth of 44.6% to $564 million, representing 18.0% of total revenue
•
BPaaS full year bookings on a total contract value basis increased 44.7% to $871 million ahead of guidance of $680 to $700 million
•
Net loss of ($72) million compared to net loss of ($73) million in the prior year period
•
Adjusted EBITDA increased 6.1% to $659 million in line with Adjusted EBITDA guidance of $650 to $662 million

•
Net loss per share of ($0.14) and Adjusted EPS of $0.57, within Adjusted EPS guidance range of $0.54 - $0.60
•
Continued to make investments into our technology as well as investments to bring our largest client ever – the Federal Thrift – live ahead of schedule

Fourth Quarter Results

Consolidated Results

Revenue for the three months ended December 31, 2022 grew 9.0% to $942 million, as compared to $864 million in the prior year period. The growth was driven by a 10.0% increase in Employer Solutions revenue due to increased net commercial activity, project revenue, and volumes as well as acquisitions and a 2.2% increase in Professional Services revenue. Recurring revenues, which comprise approximately 84% of total revenue, increased by 8.8% to $800 million mainly due to growth in Employer Solutions revenue.

Gross profit for the three months ended December 31, 2022 was $342 million or 36.3% of revenue compared to $294 million, or 34.0% of revenue in the prior year period. The increase in gross profit was primarily driven by revenue growth as noted above, partially offset by increases in costs associated with the growth in revenues.

Selling, general and administrative expenses for the three months ended December 31, 2022 were $196 million, compared to $169 million in the prior year period. The increase was primarily due to increased compensation expenses related to share-based awards in line with overperformance relative to BPaaS bookings targets and higher costs related to the 2022 acquisition.

Interest expense for the three months ended December 31, 2022 increased to $33 million as compared to $29 million in the prior year period. The increase was primarily due to higher interest expense on our Term Loan due to movement in market interest rates.

The Company’s loss before income tax benefit for the three months ended December 31, 2022 of ($7) million compared to a profit before income tax expense of $97 million in the prior year period primarily due to non-operating fair value remeasurements of financial instruments and the tax receivable agreement.

Fourth Quarter 2022 Segment Results

Employer Solutions Results

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues for the three months ended December 31, 2022 grew 10.0% to $836 million, as compared to $760 million in the prior year period, as a result of increased net commercial activity, project revenue, and volumes as well as acquisitions. Recurring revenue grew 9.3% to $755 million, while project revenue grew 17.4% to $81 million as more project revenue shifted towards annual enrollment related work compared with prior years.

Employer Solutions gross profit for the three months ended December 31, 2022 was $318 million, as compared to $274 million in the prior year period, up 16.1% driven by the revenue growth as discussed above and lower expenses related to productivity initiatives, partially offset by employee compensation costs and increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA for the three months ended December 31, 2022 was $240 million, as compared to $193 million in the prior year period, up 24.4% or $47 million primarily due to revenue growth as discussed above.

Professional Services Results

Professional Services revenues for the three months ended December 31, 2022 were up 2.2% to $95 million as compared to $93 million in the prior year period as a result of higher recurring revenue. Recurring revenue and project revenue each increased by $1 million.

Professional Services gross profit for the three months ended December 31, 2022 was $24 million as compared to $20 million in the prior year period. The increase was primarily due to revenue growth discussed above and lower costs from productivity initiatives.

Professional Services Adjusted EBITDA for the three months ended December 31, 2022 was $1 million as compared to an Adjusted EBITDA (loss) of ($3) million in the prior year period. The increase was primarily due to revenue growth discussed above and lower costs from productivity initiatives.

Hosted Business

Hosted Business revenues for the three months ended December 31, 2022 were $11 million, which was flat compared to the prior year period.

Hosted Business gross profit for the three months ended December 31, 2022 was an immaterial amount, which was flat compared to the prior year period.

Hosted Business Adjusted EBITDA for the three months ended December 31, 2022 was $1 million compared to an immaterial amount for the prior year period.

Full Year 2022 Results

We prepared our discussion of the results of operations by comparing the results of the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 to provide enhanced comparability to the reader about the current year's results. We believe this approach provides a more meaningful comparison for the reader.

Consolidated Results

Revenues were $3,132 million for the Successor year ended December 31, 2022. Revenues were $1,554 million and $1,361 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The increase in revenue of 7.4% or $217 million over the combined Successor and Predecessor prior year was primarily driven by 8.6% growth in Employer Solutions revenue due to net commercial activity, acquisitions, and increased volumes, partially offset by largely flat Professional Services revenue and largely flat Hosted revenue.

Gross profit was $996 million for the Successor year ended December 31, 2022. Gross profit was $532 million and $435 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The increase of $29 million over the combined Successor and Predecessor prior year was primarily driven by revenue growth, partially offset by higher costs associated with the growth in current and future revenues including investments in key resources and recent acquisitions. This was partially offset by lower expenses related to productivity initiatives.

Selling, general and administrative expenses were $671 million for the Successor year ended December 31, 2022. Selling, general and administrative expenses were $304 million and $222 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The increase of $145 million over the combined Successor and Predecessor prior year was primarily due to a rise in compensation expenses related to non-cash stock awards issued in the third quarter of 2021 and the impact of overperformance relative to BPaaS bookings targets on these awards and costs related to acquisitions.

Interest expense was $122 million for the Successor year ended December 31, 2022. Interest expense was $57 million and $123 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The $58 million reduction from the combined Successor and Predecessor prior year was primarily due to the redemption of our unsecured senior notes and partial paydown of our term loan in conjunction with the business combination completed during the third quarter of 2021, partially offset by higher interest expense on our term loan due to movement in market interest rates.

Loss before income tax expense (benefit) was $41 million for the Successor year ended December 31, 2022. Loss before income tax expense (benefit) was $23 million and $30 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The change was due to the drivers identified above and the fair value remeasurement associated with certain liabilities.

Balance Sheet Highlights

As of December 31, 2022, the Company’s cash and cash equivalents balance was $250 million, total debt was $2,823 million and total debt net of cash and cash equivalents was $2,573 million.

The Company’s debt portfolio, due to swaps, is 70% fixed rate for 2022 through 2024 and 50% fixed rate for 2025 and has no significant debt maturity until 2025.

Subsequent Events

On February 20, 2023, the Company approved, a two-year strategic transformation restructuring program (the “Program”) intended to accelerate the Company’s back-office infrastructure into the cloud and transform its operating model, leveraging technology in order to reduce its overall future costs. The Program includes process and system optimization, third-party costs associated with technology infrastructure transformation, and the elimination of certain full-time positions. The Company currently expects to record in the aggregate approximately $140 million in pre-tax restructuring charges over the next two years with an estimated annual savings of over $100 million after the Program is completed. The Program is expected to commence during the first quarter of 2023 and to be substantially completed over an estimated two-year period.

Business Outlook

Given the strong results in 2022 and recent momentum, the Company is introducing its full-year 2023 outlook:

•
Revenue of $3.47 billion to $3.51 billion (growth of 11% to 12%) on a higher 2022 revenue base than the Company’s original guidance.
•
Adjusted EBITDA in the range of $735 million to $750 million (growth of 12% to 14%).
•
Adjusted diluted EPS of $0.62 to $0.67 (growth of 9% to 18%).
•
BPaaS total contract value bookings of $900 million to $1.0 billion.
•
Operating Cash Flow Conversion rate of 45-55%, up from 43% in the prior year.

Adjusted EBITDA, Adjusted diluted EPS, and Operating Cash Flow Conversion are non-GAAP measures. Refer to “Non-GAAP Financial Measures” below for more information. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth-quarter and full-year 2022 financial results is scheduled for today, February 21, 2023 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Interested parties can listen to the conference call by dialing 1-877-407-0792 or 1-201-689-8263, or by accessing the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, and other non-historical statements, including certain statements in the “Business Outlook” section of this presentation. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of increases in inflation rates or interest rates or changes in monetary and fiscal policies, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to changes in regulation, and , competition in our industry. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 10, 2022, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021 (the “Business Combination”), we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we determined the impact of one day would be immaterial to the results of operations. As such, we utilized July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the tables in this press release present selected financial data for the Successor for the three and twelve months ended December 31, 2022, the Successor for the three and six months ended December 31, 2021, and the Predecessor for the six months ended June 30, 2021.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this press release to the most directly comparable GAAP financial measure in the tables below. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

We prepared our discussion of the results of operations by comparing the results of the Successor three months ended December 31, 2022 to the Predecessor three months ended December 31, 2021 and the Successor year ended December 31, 2022 compared to the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021. This presentation is not considered to be prepared in accordance with GAAP and has not been prepared as pro forma results under applicable regulations. We believe the combined results provide a more meaningful basis of comparison and is useful in identifying current business trends for the periods presented.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net loss attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Successor				Predecessor
	Three Months Ended	Three Months Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	December 31,	December 31,	June 30,
(in millions, except per share amounts)	2022	2021	2022	2021	2021
Revenue	$942	$864	$3,132	$1,554	$1,361
Cost of services, exclusive of depreciation and amortization	583	559	2,080	1,001	888
Depreciation and amortization	17	11	56	21	38
Gross Profit	342	294	996	532	435

Operating Expenses
Selling, general and administrative	196	169	671	304	222
Depreciation and intangible amortization	85	85	339	163	111
Total operating expenses	281	254	1,010	467	333
Operating Income (Loss)	61	40	(14)	65	102
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	15	(25)	(38)	65	—
(Gain) Loss from change in fair value of tax receivable agreement	22	(64)	(41)	(37)	—
Interest expense	33	29	122	57	123
Other (income) expense, net	(2)	3	(16)	3	9
Total other (income) expense, net	68	(57)	27	88	132
Income (Loss) Before Income Tax Expense (Benefit)	(7)	97	(41)	(23)	(30)
Income tax expense (benefit)	59	25	31	25	(5)
Net Income (Loss)	(66)	72	(72)	(48)	(25)
Net loss attributable to noncontrolling interests	(1)	—	(10)	(13)	—
Net (Loss) Income Attributable to Alight, Inc.	$(65)	$72	$(62)	$(35)	$(25)

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2022	2021
(in millions, except share and per share amounts)
Assets
Current Assets
Cash and cash equivalents	$250	$372
Receivables, net	678	515
Other current assets	379	302
Total Current Assets Before Fiduciary Assets	1,307	1,189
Fiduciary assets	1,509	1,280
Total Current Assets	2,816	2,469
Goodwill	3,679	3,638
Intangible assets, net	3,872	4,170
Fixed assets, net	320	236
Deferred tax assets, net	6	3
Other assets	542	472
Total Assets	$11,235	$10,988

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$508	$406
Current portion of long-term debt, net	31	38
Other current liabilities	300	401
Total Current Liabilities Before Fiduciary Liabilities	839	845
Fiduciary liabilities	1,509	1,280
Total Current Liabilities	2,348	2,125
Deferred tax liabilities	60	36
Long-term debt, net	2,792	2,830
Long-term tax receivable agreement	568	581
Financial instruments	97	135
Other liabilities	281	353
Total Liabilities	$6,146	$6,060
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1,000,000 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock; $0.0001 par value, 1,000,000,000 shares authorized; 478,340,245 and 464,103,972 issued and outstanding as of December 31, 2022 and 2021, respectively	—	$—
Class B Common Stock; $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class V Common Stock; $0.0001 par value, 175,000,000 shares authorized; 63,481,465 and 77,459,687 issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class Z Common Stock; $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Treasury stock, at cost (1,506,385 shares and none at December 31, 2022 and 2021, respectively)	(12)	—
Additional paid-in-capital	4,514	4,228
Retained deficit	(158)	(96)
Accumulated other comprehensive income	95	8
Total Alight, Inc. Equity	$4,439	$4,140
Noncontrolling interest	650	788
Total Stockholders' Equity	$5,089	$4,928
Total Liabilities and Stockholders' Equity	$11,235	$10,988

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	June 30,
(in millions)	2022	2021	2021
Cash flows from operating activities
Net loss	$(72)	$(48)	$(25)
Adjustments to reconcile net loss to net cash provided by (used for) operations:
Depreciation	79	31	49
Intangible amortization expense	316	153	100
Noncash lease expense	25	11	10
Financing fee and premium amortization	(2)	(2)	9
Share-based compensation expense	181	67	5
(Gain) loss from change in fair value of financial instruments	(38)	65	—
(Gain) loss from change in fair value of tax receivable agreement	(41)	(37)	—
Release of unrecognized tax provision	(31)	—	1
Deferred tax expense (benefit)	26	—	(1)
Other	1	11	1
Change in assets and liabilities:
Receivables	(136)	(28)	51
Accounts payable and accrued liabilities	72	56	(45)
Other assets and liabilities	(94)	(222)	(97)
Cash provided by (used for) operating activities	$286	$57	$58
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(87)	(1,793)	—
Capital expenditures	(148)	(59)	(55)
Cash used for investing activities	$(235)	$(1,852)	$(55)
Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	229	266	(15)
Distributions of equity	—	(1)	—
Borrowings from banks	104	627	110
Financing fees	(3)	(8)	—
Repayments to banks	(141)	(120)	(124)
Principal payments on finance lease obligations	(30)	(14)	(17)
Tax payment for shares/units withheld in lieu of taxes	(8)	(11)	(1)
Deferred and contingent consideration payments	(85)	(2)	(1)
FTAC share redemptions	—	(142)	—
Proceeds related to FTAC investors	—	1,813	—
Repurchase of shares	(12)	—	—
Other financing activities	—	(8)	(16)
Cash provided by (used for) financing activities	$54	$2,400	$(64)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	11	—
Net increase (decrease) in cash, cash equivalents and restricted cash	107	616	(61)
Cash, cash equivalents and restricted cash at beginning of period	1,652	1,036	1,536
Cash, cash equivalents and restricted cash at end of period	$1,759	$1,652	$1,475

Reconciliation of Net Income (Loss) Attributable to Alight, Inc. to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Year Ended	Six Months Ended
	December 31,	December 31,
(in millions, except share and per share amounts)	2022	2021
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(62)	$(35)
Conversion of noncontrolling interest	(10)	(13)
Intangible amortization	316	153
Share-based compensation	181	67
Transaction and integration expenses	19	13
Restructuring	63	5
(Gain) Loss from change in fair value of financial instruments	(38)	65
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)
Other	(1)	12
Tax effect of adjustments(1)	(121)	(62)
Adjusted Net Income	$306	$168

Denominator:
Weighted average shares outstanding - basic	458,558,192	439,800,624
Weighted average shares outstanding - diluted	458,558,192	439,800,624
Exchange of noncontrolling units(2)	74,665,373	77,459,687
Impact of warrants exercised(3)	—	14,490,641
Impact of unvested RSUs(4)	7,624,817	7,007,072
Adjusted shares of Class A Common Stock outstanding - diluted(5)	540,848,382	538,758,024

Basic (Net Loss) Earnings Per Share	$(0.14)	$(0.08)
Adjusted Diluted Earnings Per Share(5)(6)	$0.57	$0.31

(1) Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.

(2) Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.

(3) Represents the number of shares of Class A Common Stock issued in relation to the warrant exercises completed in December 2021, not fully included in the weighted average shares outstanding.

(4) Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.

(5) Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for 20 consecutive trading days; (ii) 7.5 million share will be issued if the Company's Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(6) Excludes 32,852,974 and 16,036,220 performance-based units, which represents maximum achievement of the respective performance conditions for units granted during the year and six months ended December 31, 2022 and 2021, respectively.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

(Unaudited)

	Successor				Predecessor
	Three Months Ended	Three Months Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	December 31,	December 31,	June 30,
(in millions)	2022	2021	2022	2021	2021
Net Income (Loss)	$(66)	$72	$(72)	$(48)	$(25)
Interest expense	33	29	122	57	123
Income tax expense (benefit)	59	25	31	25	(5)
Depreciation	23	17	79	31	49
Intangible amortization	79	79	316	153	100
EBITDA	128	222	476	218	242
Share-based compensation	52	52	181	67	5
Transaction and integration expenses(1)	8	10	19	13	—
Non-recurring professional expenses(2)	—	2	—	19	18
Restructuring	20	2	63	5	9
(Gain) Loss from change in fair value of financial instruments	15	(25)	(38)	65	—
(Gain) Loss from change in fair value of tax receivable agreement	22	(64)	(41)	(37)	—
Other(3)	(3)	(9)	(1)	(7)	4
Adjusted EBITDA	$242	$190	$659	$343	$278
Capital expenditures	(33)	(32)	(148)	$(59)	$(55)
Adjusted EBITDA less Capital Expenditures	$209	$158	$511	$284	$223
Revenue	$942	$864	$3,132	$1,554	$1,361
Adjusted EBITDA Margin(4)	25.7%	22.0%	21.0%	22.1%	20.4%
Cash provided by (used for) operating activities	$85	$64	$286	$57	58
Operating Cash Flow Conversion(5)	35.1%	33.7%	43.4%	16.6%	20.9%

(1) Transaction and integration expenses related to acquisition activity.

(2) Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination completed in 2021.

(3) For the year ended December 31, 2022, other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational activities. For the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, other primarily includes activities related to long-term incentives. For the Predecessor year ended December 31, 2020, other primarily includes expenses related to long-term incentives and acquisitions.

(4) Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

(5) Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Reconciliation of Segment Adjusted EBITDA to Income (Loss) Before Income Tax Benefit

(Unaudited)

	Segment Profit (4)

	Successor					Predecessor
	Three Months Ended	Three Months Ended	Year Ended	Six Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,		June 30,
(in millions)	2022	2021	2022	2021		2021
Employer Solutions	$240	$193	$659	$344		$274
Professional Services	1	(3)	1	1		7
Hosted Business	1	—	(1)	(2)		(3)
Total Adjusted EBITDA of all reportable segments	242	190	659	343		278
Share-based compensation	52	52	181	67		5
Transaction and integration expenses (1)	8	10	19	13		—
Non-recurring professional expenses(2)	—	2	—	19		18
Restructuring	20	2	63	5		9
Other(3)	(1)	(12)	15	(10)		(5)
Depreciation	23	17	79	31		49
Intangible amortization	79	79	316	153		100
Operating Income (Loss)	61	40	(14)	65		102
(Gain) Loss from change in fair value of financial instruments	15	(25)	(38)	65		—
(Gain) Loss from change in fair value of tax receivable agreement	22	(64)	(41)	(37)		—
Interest expense	33	29	122	57		123
Other (income) expense, net	(2)	3	(16)	3		9
Income (Loss) Before Income Tax Expense (Benefit)	$(7)	$97	$(41)	$(23)	$	$(30)

(1) Transaction and integration expenses related to acquisition activity.

(2) Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination completed in 2021.

(3) For the Successor three and year ended December 31, 2022, other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational activities, offset by Other (income) expense, net. For the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, other includes long-term incentive expenses, offset by Other (income) expense, net.

(4) Segment Profit is defined as Segment Adjusted EBITDA.

Other Select Financial Data

(Unaudited)

	Successor				Predecessor
	Three Months Ended	Three Months Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	December 31,	December 31,	June 30,
($ in millions)	2022	2021	2022	2021	2021
Segment Revenues
Employer Solutions:
Recurring revenue	$755	$691	$2,467	$1,213	$1,049
Project revenue	81	69	251	134	107
Total Employer Solutions	836	760	2,718	1,347	1,156
Professional Services:
Recurring revenue	34	33	128	65	60
Project revenue	61	60	243	121	124
Total Professional Services	95	93	371	186	184
Hosted Business:
Recurring and total Hosted Business revenue	11	11	43	21	21
Total revenue	$942	$864	$3,132	$1,554	$1,361

Segment Gross Profit
Employer Solutions	$318	$274	$911	$489	$392
Professional Services	24	20	86	44	46
Hosted Business	-	-	(1)	(1)	(3)
Total gross profit	$342	$294	$996	$532	$435

Segment Gross Margin
Employer Solutions	38.0%	36.1%	33.5%	36.3%	33.9%
Professional Services	25.3%	21.5%	23.2%	23.7%	25.0%
Hosted Business	0.0%	0.0%	(2.3%)	(4.8%)	(14.3%)
Total gross margin	36.3%	34.0%	31.8%	34.2%	32.0%

Segment Adjusted EBITDA
Employer Solutions	$240	$193	$659	$344	$274
Professional Services	1	(3)	1	1	7
Hosted Business	1	-	(1)	(2)	(3)
Total adjusted EBITDA(1)	$242	$190	$659	$343	$278

Segment Adjusted EBITDA Margin
Employer Solutions	28.7%	25.4%	24.2%	25.5%	23.7%
Professional Services	1.1%	(3.2%)	0.3%	0.5%	3.8%
Hosted Business	9.1%	0.0%	(2.3%)	(9.5%)	(14.3%)
Total adjusted EBITDA margin	25.7%	22.0%	21.0%	22.1%	20.4%

Total Company excluding Hosted Business
Revenue (3)	$931	$853	$3,089	$1,533	$1,340
Gross profit	$342	$294	$997	$533	$438
Gross margin	36.7%	34.5%	32.3%	34.8%	32.7%
Adjusted EBITDA(1)	$241	$190	$660	$345	$281
Adjusted EBITDA margin	25.9%	22.3%	21.4%	22.5%	21.0%

Other Key Statistics
Recurring revenue	$800	$735	$2,638	$1,299	$1,130
BPaaS revenue	$171	$106	$564	$203	$187
BPaaS revenue as % of total revenue	18.2%	12.3%	18.0%	13.1%	13.7%
BPaaS bookings(2)	$307	$143	$871	$322	$280

(1) A table reconciling Adjusted EBITDA to the closest comparable U.S. GAAP measure appears above.

(2) BPaaS bookings are reported on a total contract value (TCV) basis.

(3) Total Company Revenue excluding Hosted Business is calculated by adding up Employer Solutions and Professional Services Segment Revenue shown above.